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                                             Exhibit 99.1

    DAN RIVER INC. ANNOUNCES AGREEMENT TO SELL ASSETS OF ITS
                  ENGINEERED PRODUCTS DIVISION

           Sale Subject to Bankruptcy Auction Process


Danville, Va., December 14, 2004 - Dan River Inc. (Other OTC:
DVERQ.PK) announced today that it entered into an agreement on December 10, 2004 for the sale of the assets of its Engineered Products Division. The prospective purchaser is Porterdale Acquisition, LLC, a company affiliated with Industrial Specialty Fabrics, Inc. and Royal Cord Inc., producers of yarns and fabrics for the rubber goods market. The purchase price is $9.37 million, which is subject to certain post-closing adjustments.

A motion has been filed with the United States Bankruptcy Court for the Northern District of Georgia, Newnan Division, which seeks approval of an auction process pursuant to Section 363 of the Bankruptcy Code. In an auction process, prospective purchasers may submit written bids for the Engineered Products Division assets at any time on or prior to a proposed January 6,
2005 bid deadline.   The motion, which will be heard by the court
on December 17, 2004, provides for auction procedures in the event bids are received, with final approval of the transaction to occur at a court hearing on January 11, 2005. Parties interested in submitting bids may contact Dan Katz of Conway, Del Genio & Gries & Co., LLC, financial advisors to Dan River, at
(212) 813-1754, or Paul Ferdinands of King & Spalding LLP, counsel to Dan River, at (404) 572-3450, for additional information.

Bob Major, President of the Engineered Products Division, commented, "This is a very positive development for Dan River's engineered products business and for its customers. A number of parties expressed an interest in acquiring, improving and developing this business. We are focused on completing the sale process and on continuing to partner with our customers to timely deliver even better quality, innovative products."
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Dan River Inc. is a leading manufacturer and marketer of textile products for the home fashions, apparel fabrics and industrial textiles markets. The company designs, manufactures and markets a coordinated line of value-added home fashions products consisting of bedroom furnishings such as comforters, sheets, pillowcases, shams, bed skirts, decorative pillows, and draperies for the adult, juvenile, and institutional markets. Dan River also manufactures and markets a broad range of high quality woven cotton and cotton blend fabrics for apparel. Additionally, Dan River manufactures and markets specialty engineered textile products used in making high-pressure hoses and other industrial products.

FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements under applicable securities laws. The Company believes its forward-looking statements are reasonable; however, undue reliance should not be placed on such statements, which are based on current expectations. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ. Specifically, there can be no assurance that the sale of the Company's engineered products business will be
completed as planned.   Additional risks associated with the
Company's business are detailed in its annual report on Form 10-K filed with the SEC on April 19, 2004, and in its quarterly reports on Form 10-Q filed with the SEC on May 24, 2004, August 23, 2004 and November 22, 2004.